Exhibit 99.1

MasterCard Incorporated Reports

Second-Quarter 2009 Financial Results

•	Second-quarter net income of $349 million, or $2.67 per diluted share

-      Net income growth of 26.4%, excluding the special item from last year

•	Second-quarter net revenue growth of 2.7%, to $1.3 billion

•	Second-quarter gross dollar volume down slightly by 0.6%, and purchase volume down slightly by 0.7%

•	Second-quarter total operating expenses declined 13%, excluding the special item from last year

Purchase, NY, July 30, 2009 – MasterCard Incorporated (NYSE:MA) today announced financial results for the second quarter of 2009. The company reported net income of $349 million, or $2.67 per diluted share. Net income grew 26.4%, excluding the special item from last year. The company’s total operating expenses, other income, effective tax rate, net income and earnings per share, excluding special items, are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying GAAP reconciliations.

Net revenue for the second quarter of 2009 was $1.3 billion, a 2.7% increase versus the same period in 2008. On a constant currency basis (excluding the movement of the euro and the Brazilian real relative to the U.S. dollar), net revenue increased 7.0% compared to the same period in 2008. The higher net revenue in the second quarter this year was fueled by:

•	Pricing changes, which contributed approximately 8 percentage points of the net revenue growth;

•	A 7.9% increase in the number of transactions processed to 5.6 billion; and

•	A 5.8% decrease in rebates and incentives.

These contributing factors were partially offset by the impact of lower gross dollar volumes on second-quarter 2009 revenue.

MasterCard’s gross dollar volume was down by 0.6% on a local currency basis, versus the second quarter of 2008, to $595 billion. Worldwide purchase volume during the quarter was down by 0.7% on a local currency basis, versus the second quarter of 2008, to $450 billion. As of June 30, 2009, the company’s financial-institution customers had issued 959 million MasterCard cards, an increase of 1.2% over the cards issued at June 30, 2008.

“We are very pleased with our second-quarter financial performance and are adapting well to the challenging economic environment,” said Robert W. Selander, MasterCard president and chief executive officer. “The thoughtful actions we’ve taken to realign our resources

-more-

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and priorities to match customer and local market needs, as well as our sharp focus on expense management, have enabled us to deliver strong operating margin and net income improvements.

“At the same time, we continue to invest in the future so that we are solidly positioned once the economic tide begins to turn,” said Selander. “We operate a global, flexible and resilient business that will continue to benefit from the ongoing shift toward electronic payments, which consumers, businesses and governments find more efficient, secure and easier to manage.”

The special item for the second quarter of 2009 represented a $0.5 million litigation settlement charge. The special item for the second quarter of 2008 represented a $1.65 billion charge related to a litigation settlement.

Excluding special items, total operating expenses decreased 13.0%, to $722 million, during the second quarter of 2009 compared to the same period in 2008. Currency fluctuations contributed 3.2 percentage points to the rate of decline. The decrease in total operating expenses was driven by:

•

A 2.9% decrease in general and administrative expenses, primarily resulting from decreases in professional fees and travel expenses, versus the comparable period in 2008. These decreases were partially offset by increased personnel costs due to severance of $51 million in the second quarter of 2009. Excluding the impact of severance costs in both periods, general and administrative expenses declined 10.7% for the second quarter of 2009. A favorable foreign currency impact represented 2.9 percentage points of both rates of decline; and

•

A 35.8% decrease in advertising and marketing expenses versus the year-ago period, primarily related to continued cost containment initiatives in response to market realities. Favorable currency fluctuations representing approximately 3.5 percentage points contributed to the rate of decline.

Including special items, total operating expenses decreased 70.9%, to $723 million, primarily due to the litigation settlement that occurred in the second quarter of 2008.

Operating margin was 43.6 % for the second quarter of 2009, up 10.2 percentage points over the year-ago period, excluding special items.

Total other expense was $21 million in the second quarter of 2009 versus total other income of $10 million in the second quarter of 2008. Interest expense versus the year-ago period increased $16 million, primarily due to the interest accretion associated with the litigation settlement that occurred in the second quarter of 2008.

Excluding special items in both periods, MasterCard’s effective tax rate was 35.0% in the second quarter of 2009, versus 35.3% in the comparable period in 2008. Including the special items, the effective tax rate was 35.0% for the second quarter of 2009, versus 39.0% in the comparable period in 2008. The difference in the effective tax rate was primarily due to the charge for the litigation settlement recorded in the second quarter of 2008.

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Year-to-Date 2009 Results

For the six months ended June 30, 2009, MasterCard reported net income of $717 million excluding the special item and $716 million including the special item, or $5.47 per diluted share in both cases.

Net revenue for the six months ended June 30, 2009 was $2.4 billion, or essentially flat versus the same period in 2008. On a constant currency basis, net revenue increased 4.5%. Increased processed transactions of 6.9% and pricing changes of approximately 6 percentage points contributed to the revenue growth in the year-to-date period. These contributing factors were partially offset by the impact of lower gross dollar volumes on revenue for the six months ended June 30, 2009.

Total operating expenses decreased 12.0%, to $1.3 billion, for the six-month period compared to the same period in 2008, excluding special items for both periods. Currency fluctuations contributed 3.2 percentage points of this decrease. Including special items, operating expenses decreased 58.1%, to $1.3 billion.

Total other expense was $32 million for the six-month period versus total other income of $183 million for the same period in 2008, including special items. The decrease was primarily driven by gains from the sale of Redecard securities and the termination of a customer business agreement in 2008.

MasterCard’s effective tax rate, excluding special items, was 34.1% in the six months ended June 30, 2009, versus a rate of 35.2% in the comparable period in 2008. The decrease in the effective tax rate was primarily due to an adjustment to deferred taxes reflected in the first quarter of 2009. Including the special items, the effective tax rate was 34.1% for the 2009 period, and 43.9% for the 2008 period. The difference in the effective tax rate was primarily due to the impact of the charge for the litigation settlement in 2008.

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Second-Quarter 2009 Financial Results Conference Call Details

At 9:00 a.m. EDT today, the company will host a conference call to discuss its second-quarter 2009 financial results.

The dial-in information for this call is 866-730-5763 (within the U.S.) and 857-350-1587 (outside the U.S.) and the passcode is 10997135. A replay of the call will be available for one week thereafter. The replay can be accessed by dialing 888-286-8010 (within the U.S.) and 617-801-6888 (outside the U.S.) and using passcode 96583440.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com.

About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes approximately 21 billion transactions each year, and provides industry-leading analysis and consulting services to financial-institution customers and merchants. Powered by the MasterCard Worldwide Network and through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information go to www.mastercard.com.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation:

•	The company’s ability to invest in and be properly positioned for the future; and

•	The company’s ability to continue to benefit from the ongoing shift toward electronic payments.

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Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2008, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2009, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

###

Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Chris Monteiro, chris_monteiro@mastercard.com, 914-249-5826

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Revenues, net	$1,279,889	$1,246,504	$2,435,991	$2,428,588
Operating Expenses
General and administrative	506,004	521,357	953,857	982,982
Advertising and marketing	180,478	281,056	296,447	460,644
Litigation settlements	500	1,649,345	500	1,649,345
Depreciation and amortization	35,721	27,950	66,708	53,214

Total operating expenses	722,703	2,479,708	1,317,512	3,146,185

Operating income (loss)	557,186	(1,233,204)	1,118,479	(717,597)
Other Income (Expense)
Investment income, net	13,630	25,685	31,031	140,455
Interest expense	(31,771)	(15,438)	(67,569)	(30,756)
Other income (expense), net	(2,599)	(225)	4,383	73,297

Total other income (expense)	(20,740)	10,022	(32,155)	182,996

Income (loss) before income taxes	536,446	(1,223,182)	1,086,324	(534,601)
Income tax expense (benefit)	187,567	(476,529)	370,235	(234,826)

Net income (loss)	348,879	(746,653)	716,089	(299,775)
Loss attributable to non-controlling interests	195	—	243	—

Net Income (Loss) Attributable to MasterCard	$349,074	$(746,653)	$716,332	$(299,775)

Basic Earnings (Loss) per Share	$2.67	$(5.70)	$5.49	$(2.28)

Basic Weighted Average Shares Outstanding	129,743	130,073	129,689	130,750

Diluted Earnings (Loss) per Share	$2.67	$(5.70)	$5.47	$(2.28)

Diluted Weighted Average Shares Outstanding	130,118	130,073	130,048	130,750

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MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2009	December 31, 2008
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$2,048,194	$1,505,160
Investment securities, at fair value:
Available-for-sale	605,403	588,095
Municipal bonds held-to-maturity	—	154,000
Accounts receivable	545,255	639,482
Income taxes receivable	—	198,308
Settlement due from customers	625,572	513,191
Restricted security deposits held for customers	243,330	183,245
Prepaid expenses	284,647	213,612
Deferred income taxes	262,764	283,795
Other current assets	75,037	32,619

Total Current Assets	4,690,202	4,311,507
Property, plant and equipment, at cost (less accumulated depreciation of $307,935 and $278,269)	456,750	306,798
Deferred income taxes	502,161	567,567
Goodwill	300,364	297,993
Other intangible assets (less accumulated amortization of $393,398 and $377,570)	397,345	394,282
Auction rate securities available-for-sale, at fair value	187,000	191,760
Municipal bonds held-to-maturity	36,910	37,450
Prepaid expenses	306,757	302,095
Other assets	106,444	66,397

Total Assets	$6,983,933	$6,475,849

LIABILITIES AND EQUITY
Accounts payable	$259,484	$253,276
Settlement due to customers	610,028	541,303
Restricted security deposits held for customers	243,330	183,245
Obligations under litigation settlements	709,835	713,035
Accrued expenses	955,278	1,032,061
Short-term debt	—	149,380
Other current liabilities	203,657	118,151

Total Current Liabilities	2,981,612	2,990,451
Deferred income taxes	73,668	74,518
Obligations under litigation settlements	772,755	1,023,263
Long-term debt	20,564	19,387
Other liabilities	461,293	436,255

Total Liabilities	4,309,892	4,543,874
Commitments
Stockholders’ Equity
Class A common stock, $.0001 par value; authorized 3,000,000,000 shares, 109,663,493 and 105,126,588 shares issued and 116,404,083 and 98,385,998 outstanding, respectively	11	10
Class B common stock, $.0001 par value; authorized 1,200,000,000 shares, 19,977,657 and 30,848,778 issued and outstanding, respectively	3	4
Class M common stock, $.0001 par value; authorized 1,000,000 shares, 1,772 and 1,728 shares issued and outstanding, respectively	—	—
Additional paid-in-capital	3,346,557	3,304,604
Class A treasury stock, at cost, 6,740,590 shares, respectively	(1,250,000)	(1,250,000)
Retained earnings (accumulated deficit)	440,901	(236,100)
Accumulated other comprehensive income:
Cumulative foreign currency translation adjustments	186,915	175,040
Defined benefit pension and other postretirement plans, net of tax	(41,320)	(43,207)
Investment securities available-for-sale, net of tax	(16,798)	(22,996)

Total accumulated other comprehensive income	128,797	108,837

Total Stockholders’ Equity	2,666,269	1,927,355
Non-controlling interests	7,772	4,620

Total Equity	2,674,041	1,931,975

Total Liabilities and Equity	$6,983,933	$6,475,849

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MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2009	2008
	(In thousands)
Operating Activities
Net income (loss)	$716,089	$(299,775)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	66,708	53,214
Gain on sale of Redecard S.A. available-for-sale securities	—	(85,903)
Share based payments	40,614	28,989
Stock units settled in cash for taxes	(26,506)	(66,090)
Tax benefit for share based compensation	(25,547)	(43,829)
Impairment of assets	15,266	8,900
Accretion of imputed interest on litigation settlements	49,977	16,124
Deferred income taxes	84,204	(573,927)
Other	(760)	5,208
Changes in operating assets and liabilities:
Trading securities	—	2,561
Accounts receivable	110,383	(15,809)
Income taxes receivable	190,000	—
Settlement due from customers	(108,826)	(8,172)
Prepaid expenses	(69,897)	(75,658)
Other current assets	(56,685)	(1,723)
Obligations under litigation settlements	(303,685)	1,648,859
Accounts payable	5,230	(272)
Settlement due to customers	67,796	21,577
Accrued expenses	(58,548)	(155,076)
Net change in other assets and liabilities	82,270	83,601

Net cash provided by operating activities	778,083	542,799

Investing Activities
Purchases of property, plant and equipment	(25,028)	(28,961)
Capitalized software	(37,586)	(38,784)
Purchases of investment securities available-for-sale	(64,425)	(422,739)
Proceeds from sales and maturities of investment securities, available-for-sale	59,009	737,616
Investment in affiliates	(18,084)	—
Acquisition of business, net of cash acquired	(2,913)	—
Other investing activities	1,307	709

Net cash provided by (used in) investing activities	(87,720)	247,841

Financing Activities
Dividends paid	(39,359)	(39,878)
Cash proceeds from exercise of stock options	2,269	4,656
Tax benefit for share based compensation	25,547	43,829
Purchase of treasury stock	—	(649,468)
Payment of debt	(149,380)	(80,000)
Redemption of non-controlling interest	(4,620)	—

Net cash used in financing activities	(165,543)	(720,861)

Effect of exchange rate changes on cash and cash equivalents	18,214	40,137

Net increase in cash and cash equivalents	543,034	109,916
Cash and cash equivalents — beginning of period	1,505,160	1,659,295

Cash and cash equivalents — end of period	$2,048,194	$1,769,211

MasterCard Incorporated – Page 9

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended June 30, 2009
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)	Acceptance Locations (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$114	7.5%	17.4%	$ 77	16.3%	1,010	$ 37	19.8%	279	233	256	8.9
Canada	23	-16.6%	-3.4%	20	-2.2%	254	3	-11.3%	5	35	43	0.8
Europe	173	-15.5%	2.1%	130	3.0%	1,679	43	-0.6%	284	181	196	8.6
Latin America	41	-13.2%	7.0%	22	11.2%	463	19	2.2%	140	96	118	3.0
United States	245	-9.7%	-9.7%	202	-8.8%	3,611	43	-13.4%	261	300	347	8.1
Worldwide	595	-9.3%	-0.6%	450	-0.7%	7,017	145	-0.5%	968	846	959	29.4
MasterCard Credit and Charge Programs
United States	133	-18.7%	-18.7%	120	-15.6%	1,497	13	-39.4%	10	184	220
Worldwide less United States	266	-12.3%	2.8%	218	5.3%	2,852	49	-7.2%	251	438	496
Worldwide	399	-14.5%	-5.5%	338	-3.2%	4,350	61	-16.6%	261	622	716
MasterCard Debit Programs
United States	112	4.1%	4.1%	82	3.4%	2,114	30	6.3%	252	116	127
Worldwide less United States	84	3.3%	21.9%	31	21.4%	553	53	22.2%	456	108	116
Worldwide	196	3.8%	11.1%	113	7.7%	2,667	83	16.0%	707	224	242
APMEA = Asia Pacific / Middle East / Africa

	For the 6 Months ended June 30, 2009
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$216	4.9%	16.7%	$ 145	15.6%	1,941	$ 71	18.9%	534	233	256
Canada	42	-18.1%	-2.0%	36	-0.3%	477	6	-11.7%	10	35	43
Europe	326	-15.8%	2.9%	243	3.5%	3,220	82	0.9%	541	181	196
Latin America	78	-14.5%	7.0%	42	10.8%	908	36	2.8%	277	96	118
United States	483	-8.8%	-8.8%	394	-8.0%	6,945	89	-12.5%	518	300	347
Worldwide	1,145	-9.5%	-0.2%	861	-0.2%	13,491	283	-0.2%	1,880	846	959
MasterCard Credit and Charge Programs
United States	261	-18.0%	-18.0%	233	-14.8%	2,885	28	-37.7%	20	184	220
Worldwide less United States	507	-13.1%	3.6%	412	6.1%	5,516	95	-6.1%	489	438	496
Worldwide	767	-14.8%	-4.9%	645	-2.5%	8,401	123	-15.7%	509	622	716
MasterCard Debit Programs
United States	222	4.9%	4.9%	160	4.1%	4,060	62	6.9%	498	116	127
Worldwide less United States	155	1.6%	20.9%	56	17.7%	1,030	99	22.7%	872	108	116
Worldwide	377	3.5%	10.9%	216	7.3%	5,090	161	16.1%	1,371	224	242

	For the 3 Months ended June 30, 2008
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$106	28.1%	21.5%	$ 72	23.6%	843	$ 33	17.3%	215	204	223
Canada	27	22.2%	12.4%	24	13.5%	244	4	5.9%	5	31	38
Europe	205	30.8%	17.9%	151	18.4%	1,567	53	16.4%	272	175	189
Latin America	47	26.4%	17.3%	24	19.9%	435	23	14.6%	141	86	106
United States	271	6.2%	6.2%	221	8.0%	3,489	50	-0.9%	258	334	391
Worldwide	656	18.4%	13.0%	493	14.0%	6,578	163	10.2%	891	830	947
MasterCard Credit and Charge Programs
United States	163	0.7%	0.7%	142	2.8%	1,590	21	-11.3%	15	224	274
Worldwide less United States	303	27.2%	17.3%	242	19.8%	2,644	62	8.4%	253	421	475
Worldwide	467	16.5%	10.9%	384	12.9%	4,234	83	2.5%	268	644	749
MasterCard Debit Programs
United States	107	15.9%	15.9%	79	18.7%	1,899	28	8.8%	243	110	117
Worldwide less United States	81	35.1%	22.5%	30	16.4%	446	52	26.4%	380	75	81
Worldwide	189	23.5%	18.7%	109	18.1%	2,345	80	19.5%	623	185	198

	For the 6 Months ended June 30, 2008
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$206	28.2%	20.8%	$ 141	23.2%	1,641	$ 65	15.9%	411	204	223
Canada	51	26.4%	12.7%	44	13.3%	456	8	9.3%	10	31	38
Europe	387	30.6%	17.7%	287	18.2%	3,015	100	16.4%	518	175	189
Latin America	91	27.5%	19.0%	47	21.3%	851	44	16.6%	276	86	106
United States	530	7.5%	7.5%	428	9.1%	6,742	102	1.5%	511	334	391
Worldwide	1,265	19.2%	13.6%	946	14.5%	12,705	320	10.9%	1,727	830	947
MasterCard Credit and Charge Programs
United States	318	2.5%	2.5%	274	4.3%	3,079	44	-7.7%	30	224	274
Worldwide less United States	583	28.2%	17.5%	462	19.8%	5,111	120	9.5%	497	421	475
Worldwide	901	17.8%	11.7%	736	13.5%	8,190	165	4.3%	527	644	749
MasterCard Debit Programs
United States	212	16.1%	16.1%	154	18.7%	3,663	58	9.8%	481	110	117
Worldwide less United States	153	33.3%	21.6%	56	15.8%	852	97	25.2%	719	75	81
Worldwide	365	22.8%	18.4%	210	17.9%	4,515	155	19.0%	1,200	185	198

Note that columns in the tables above may not add due to rounding; growth represents change from the comparable year-ago period.

MasterCard Incorporated – Page 10

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards and acceptance locations on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts in connection with which functional cards are not generally issued. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. In order to provide a true indication of how broadly our cards can be used, MasterCard seeks to provide the most accurate acceptance figures possible and to maintain that MasterCard acceptance is unsurpassed worldwide by periodically validating our results with third parties. The data set forth in the acceptance locations column is derived through a proprietary methodology designed to minimize the impact of multiple acquiring in certain markets. This data is based on information provided by our customers and other third parties and is subject to certain limited verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

MasterCard Incorporated – Page 11

GAAP Reconciliations

($ millions except per share data)	Three Months ended June 30, 2009				Three Months ended June 30, 2008
	Actual	Special Item		Non - GAAP	Actual		Special Item		Non - GAAP
Litigation settlements	$1	$(1	)a	$—	$1,649		$(1,649	)a	$—
Total operating expenses	723	(1)		722	2,480		(1,649)		830
Operating income (loss)	557	1		558	(1,233)		1,649		416
Operating Margin	43.5%			43.6%	(98.9%)				33.4%
Income (loss) before income taxes	536	1		537	(1,223)		1,649		426
Income taxes (benefit)	187	—		188	(477)		627		150
Net Income (Loss)	$349	$—		$349	$(747)		$1,023		$276

Basic Net Income (Loss) per Share	$2.67	$0.01		$2.68	($5.70	)c	$7.80c		$2.10c
Diluted Net Income (Loss) per Share	$2.67	—		$2.67	($5.70	)c	$7.80c		$2.10c

	Six Months ended June 30, 2009				Six Months ended June 30, 2008
	Actual	Special Item		Non - GAAP	Actual		Special Items		Non - GAAP
Litigation settlements	$1	$(1	)a	$—	$1,649		$(1,649	)a	$—
Total operating expenses	1,318	(1)		1,317	3,146		(1,649)		1,497
Operating income (loss)	1,118	1		1,119	(718)		1,649		932
Operating Margin	45.9%			45.9%	(29.5%)				38.4%
Other income (expense), net	4	—		4	73		(75	)b	(2)
Total other income (expense)	(32)	—		(32)	183		(75)		108
Income (loss) before income taxes	1,086	1		1,087	(535)		1,574		1,040
Income taxes (benefit)	370	—		370	(235)		601		366
Net Income (Loss)	$716	$—		$717	$(300)		$973		$674

Basic Net Income (Loss) per Share	$5.49	—		$5.49	$(2.28	)c	$7.39c		$5.11c
Diluted Net Income (Loss) per Share	$5.47	—		$5.47	$(2.28	)c	$7.38c		$5.10c

a - Litigation Settlements

b - Gain from the termination of a customer business agreement

c - Amounts have been revised to conform with the adoption of FASB Staff Position EITF 03-06-1

Note that the figures in the preceding tables may not sum due to rounding

MasterCard Incorporated – Page 12

Reconciliation to Effective Tax Rate for the American Express Litigation Settlement

(In millions, except percentages)	Actual	Actual Effective Tax Rate	Special Item	Non-GAAP	Non-GAAP Effective Tax Rate
Three months ended June 30, 2008:

Income (loss) before income taxes	$(1,223)	39.0%	$1,649	$426	35.3%
Income tax expense (benefit)	(477)		627	150
Net income (loss)	$(747)		$1,023	$276

Six months ended June 30, 2008:

Income (loss) before income taxes	$(535)	43.9%	$1,649	$1,114	35.2%
Income tax expense (benefit)	(235)		627	392
Net income (loss)	$(300)		$1,023	$722

Note that the figures in the preceding tables may not sum due to rounding

For more information about these reconciliations, refer to MasterCard Incorporated’s Form 8-K filed with the Securities and Exchange Commission on July 30, 2009.

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